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                                        Contact:  Steven T. Downey
                                                  Executive Vice President
                                                  and Chief Financial Officer
                                                  (502) 357-9030


                              FOR IMMEDIATE RELEASE
                              ---------------------

            VENTAS AND VENCOR AMEND STANDSTILL AND TOLLING AGREEMENTS

LOUISVILLE, KY. (September 7, 1999) -- Ventas, Inc. (NYSE:VTR) (the "Company") announced today that the Company and Vencor, Inc. (OTC:VCRI) ("Vencor"), its principal tenant, have agreed to amend the standstill agreement which the parties entered into on April 12, 1999.

In order to continue discussions among the parties regarding a global restructuring, the amended standstill agreement will extend for three business days, until 5:00 p.m. on September 9, 1999, the obligations of each of the Company and Vencor to refrain from pursuing any claims against the other or any third party relating to the April 1998 reorganization or the Company's agreement not to exercise its remedies under its lease agreements with Vencor, other than its delivery of notice of non-payment of September rent. The standstill period will terminate on the earlier to occur of September 9, 1999 or any date that a voluntary or involuntary bankruptcy case is commenced by or against Vencor. The Company will be entitled to exercise its remedies under its lease agreements with Vencor with respect to the late payment of August rent, unless Vencor or its bank lenders pay the full amount of unpaid August rent by 5:00 P.M. on September 14, 1999.

The Company and Vencor also agreed to renew an agreement between the parties that any statutes of limitations or other time constraints in a bankruptcy proceeding that might be asserted by one party against the other would be extended or tolled from April 12, 1999, until September 9, 1999.

The Company is a real estate company whose properties include 219 nursing centers, 45 hospitals, and eight personal care facilities operated in 36 states.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding the Company's expected future financial position, results of operations, cash flows, financing plans, business strategy, expected lease income, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions are forward-looking statements. Such forward-looking statements are

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inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations.

Factors that may affect the plans or results of the Company include, without limitation, (i) the ability of the Company's operators, primarily Vencor, Inc., to maintain the financial strength and liquidity necessary to satisfy their obligations and duties under leases and other agreements with the Company and their existing credit agreements, (ii) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (iii) increases in the cost of borrowing for the Company, (iv) the ability of the Company's operators to deliver high quality care and to attract patients, (v) the ability of the Company to pay down, refinance, restructure and/or extend its indebtedness as it becomes due, (vi) the results of the ongoing investigation of the Company by the U.S. Department of Justice and other litigation affecting the Company, and (vii) the success of the Company in implementing its business strategy and the nature and extent of future competition. Many of such factors are beyond the control of the Company and its management.